Post-Effective Amendment No. 10 to Form S-11
Exhibit 10.30

AGREEMENT
THIS AGREEMENT (this “Agreement”) is entered into this 1st day of September, 2017, by and between BC Exchange Manager LLC, a Delaware limited liability company (“BC Manager”) and BC Exchange Advisor LLC, a Delaware limited liability company (“BC Advisor”).
RECITALS:
A.    Black Creek Exchange LLC, a Delaware limited liability company (the “Sponsor”) is a wholly owned subsidiary of a taxable real estate investment trust subsidiary (a “TRS”), which in turn is wholly owned by Black Creek Diversified Property Operating Partnership LP, a Delaware limited partnership (the “Operating Partnership”). The Operating Partnership is the entity through which Black Creek Diversified Property Fund Inc., a Maryland corporation (“DPF”), its general partner, conducts substantially all of its business and owns substantially all of its assets. DPF is externally advised by Black Creek Diversified Property Advisors LLC, a Delaware limited liability company (the “Advisor”).
B.     The Sponsor has offered and intends to make future offers (each, an “Offering”) from time to time, either directly or through wholly owned subsidiaries, in private placements exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), beneficial interests (each, an “Interest” and collectively, the “Interests”) in specific Delaware statutory trusts (each, a “Trust”). Each existing Trust is the owner of a commercial property (each, a “Property”, and collectively, the “Properties”). Each future Trust will be either: (i) the beneficial owner of a series of Delaware statutory trusts each of which will hold one Property, or (ii) the owner of a Property directly.
D.    Each existing Trust is, and future Trusts will be, governed by a trust agreement (each, a “Trust Agreement”) to be entered into by (1) BC Manager, a wholly owned subsidiary of the Operating Partnership, either directly or through one or more subsidiaries of BC Manager (each a “Manager Sub”), (2) a direct or indirect wholly owned subsidiary of the Operating Partnership, and (3) a qualified statutory trustee (the “Delaware Trustee”).
E.    Under each Trust Agreement, BC Manager or its applicable Manager Sub will have primary responsibility for, among other things, performing administrative services for the Trust (the “Services”).
F.    Pursuant to the terms of each offering as set forth in that certain Program Description Memorandum dated March 2, 2016, as the same may be amended and/or supplemented from time to time, and that certain Program Description Memorandum dated September 1, 2017, as the same may be amended and/or supplemented from time to time, and the Property Supplement applicable to each Property (as the same may be amended and/or supplemented from time to time, each, a “Property Supplement”), BC Manager or its applicable Manager Sub is being paid, or will be paid, certain fees and reimbursements as compensation to the Manager for providing the Services to the applicable Trust which include (i) a management fee as compensation to BC Manager for management of the applicable Trust and Property, which will be determined on a Property specific basis and will be set forth in the applicable Property Supplement, (ii) a disposition fee of 1.0% of the gross sales price of any Property sold to a third party as a result of the negotiations of BC Manager or any of its affiliates; and (iii) certain costs and expenses associated with the establishment, maintenance and operation of the applicable Trust, but only to the extent BC Manager or its applicable Manager Sub has the right to reimbursement of such costs and expenses under the Trust Agreement and BC Advisor actually incurs such costs and expenses instead of BC Manager or its applicable Manager Sub (collectively, the “Fees”).
G.    Pursuant to the Twelfth Amended and Restated Advisory Agreement, dated as of September 1, 2017 (as it may be amended from time to time, the “Advisory Agreement”), by and among the Operating Partnership, DPF and Advisor, Advisor provides acquisition and asset management services and, to the extent applicable with respect to certain of DPF’s investments, property management, leasing and disposition services to DPF and DPF’s subsidiaries. BC Manager does not and will not have any employees. Accordingly, BC Manager desires to appoint BC Advisor, an affiliate of Advisor, to provide the Services and to assign to BC Advisor all the Fees associated therewith, and BC Advisor desires to accept such appointment and such assignment.
H.    BC Manager acknowledges and agrees that one hundred percent (100%) of the Fees should be paid directly by the Trust to BC Advisor, as the entity that shall provide the Services to each Trust.
NOW THEREFORE, BC Manager and BC Advisor hereby agree as follows:
1.Appointment. BC Manager, on behalf of itself and any existing or future Manager Sub, hereby appoints BC Advisor to provide the Services and assigns to BC Advisor the obligation to provide and perform all of the Services. BC Advisor hereby accepts such appointment and such assignment, and agrees to provide and perform the Services. BC Manager and BC Advisor expressly acknowledge and agree that none of BC Manager, DPF or any of their affiliates (other than BC Advisor) shall, either directly or indirectly, provide or perform any of the Services.
2.    Fees. As consideration for BC Advisor’s appointment to provide and perform the Services, BC Manager, on behalf of itself and any existing or future Manager Sub, hereby assigns and transfers to BC Advisor all of its right, title and interest in and to the Fees and each installment thereof. BC Manager shall direct each Trust to pay the Fees directly to BC Advisor.
3.    Notices. All notices, demands, consents, approvals, requests or other communications which any of the parties to this Agreement may desire or be required to give hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid, return receipt requested, addressed to the party for whom it is intended at its address as follows:

If to BC Manager:	518 Seventeenth Street, 17th Floor
Denver, Colorado 80202
Attention: Kirk Scott

with a courtesy copy to:	DLA Piper LLP 4141 Parklake Avenue, Suite 300 Raleigh, NC 27612-2350 Attention: Christopher R. Stambaugh, Esq.

If to BC Advisor:	518 Seventeenth Street, 17th Floor
Denver, Colorado 80202
Attention: Evan H. Zucker

with a courtesy copy to:	518 Seventeenth Street, 17th Floor
Denver, Colorado 80202
Attention: Gary M. Reiff, Esq.

4.    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original but all of which together shall constitute but one and the same agreement.
5.    Further Assurances. Each party shall execute and deliver to the other all such further instruments as may be reasonably requested to make effective any provision of this Agreement.
6.    Attorney Fees. If any of the parties obtains a judgment or arbitration award against any other party by reason of the breach of this Agreement or the failure to comply with the terms hereof, reasonable attorneys’ fees and costs as fixed by the court or arbitrator shall be included in such judgment.
7.    Captions/Pronouns. All titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision in this Agreement. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, and neuter, singular and plural, as the identity of the party or parties may require.
8.    Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective executors, administrators, legal representatives, heirs, successors and assigns, and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, their respective executors, administrators, legal representatives, heirs, successors and assigns. Without limiting the generality of the foregoing, to the extent that BC Manager assigns its rights as a manger under the Trust Agreement, it covenants that it will require any successor to expressly assume BC Manager’s obligations hereunder.
9.    Extension Not a Waiver. No delay or omission in the exercise of any power, remedy or right herein provided or otherwise available to each of the parties to this Agreement shall impair or affect the right of any such party thereafter to exercise the same. Any extension of time or other indulgence granted to a party hereunder shall not otherwise alter or affect any power, remedy or right of any other party, or the obligations of the party to whom such extension or indulgence is granted.

10.    Severability. In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, such provision shall be reformed and enforced to the maximum extent permitted by law. If such provision cannot be reformed, it shall be stricken and the validity, legality and enforceability of the remaining provisions contained herein and other application thereof shall not in any way be affected or impaired thereby.
11.    Amendment. Amendments, variations, modifications or changes herein may be made effective and binding upon the parties by, and only by, the setting forth of same in a document duly executed by BC Manager and BC Advisor, and any alleged amendment, variation, modification or change herein which is not so documented shall not be effective as to any party.
12.    Governing Law. This Agreement was executed and delivered in, and its validity, interpretation and construction shall be governed by, the laws of the State of Colorado; provided, however, that causes of action for violations of federal or state securities laws shall not be governed by this Section.
13.    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY ACTION ARISING OUT OF MATTERS RELATED TO THIS AGREEMENT, WHICH WAIVER IS INFORMED AND VOLUNTARY.
14.    Arbitration. Any dispute, controversy or claim arising between the parties relating to this Agreement (whether such dispute arises under any federal, state or local statute or regulation, or at common law), shall be resolved by final and binding arbitration administered by the Judicial Arbiter Group (“JAG”) in Denver, Colorado, before a mutually-agreed representative of JAG, in accordance with its commercial mediation rules then in effect, and the parties agree to abide by all awards rendered in such proceedings. The parties shall attempt to designate one arbitrator from JAG, but if they are unable to do so, then JAG shall designate an arbitrator. Any arbitrator selected by the parties or JAG shall be a qualified person who has experience with complex commercial disputes. The arbitration shall be final and binding, and enforceable in any court of competent jurisdiction. All awards may be filed with the clerk of one or more courts, state or federal, having jurisdiction over the party against whom such award is rendered or his or her property, as a basis of judgment and of the issuance of execution for its collection.
15.    Extension for Non-Business Days. Notwithstanding anything herein to the contrary, if the date for performance of any obligation under this Agreement falls on a Saturday, Sunday or federal holiday, performance shall be deemed to be required only on the first day thereafter which is not a Saturday, Sunday or federal holiday.
16.    Termination. This Agreement shall terminate immediately upon the termination or non-renewal of the Advisory Agreement. After the date of termination of this Agreement (the “Termination Date”), BC Advisor shall not be entitled to compensation for further Services hereunder except it shall be entitled to receive within thirty (30) days after the Termination Date all earned but unpaid fees payable to BC Advisor prior to the Termination Date and not paid to BC Advisor as of the Termination Date. BC Advisor shall cooperate with BC Manager to provide an orderly management transition. This Section 16 shall survive termination of this Agreement.

17.    Indemnification by BC Manager. BC Manager and each Manager Sub shall indemnify and hold harmless Advisor and BC Advisor, including their respective officers, directors, partners and employees, from all liability, claims, damages or losses arising in the performance of their duties under the Trust Agreement or this Agreement and related expenses, including reasonable attorneys' fees subject to any limitations imposed by the laws of the State of Maryland or the Articles of Restatement of DPF. Notwithstanding the foregoing, BC Manager and Manager Sub may not indemnify or hold harmless Advisor, its affiliates (including BC Advisor) or any of their respective officers, directors, partners or employees in any manner that would be inconsistent with the provisions of Section II.G of the Statement of Policy Regarding Real Estate Investment Trusts adopted by the North American Securities Administrators Association.
18.    Indemnification by BC Advisor. BC Advisor shall indemnify and hold harmless BC Manager, each Manager Sub, DPF and the Operating Partnership from contract or other liability, claims, damages, taxes or losses and related expenses including attorneys' fees, to the extent that such liability, claims, damages, taxes or losses and related expenses are incurred by reason of the BC Advisor’s bad faith, fraud, willful misfeasance, gross misconduct, gross negligence or reckless disregard of its duties, but BC Advisor shall not be held responsible for any action of BC Manager, Manager Sub or the board of directors of DPF in following or declining to follow any advice or recommendation given by BC Advisor.
19.    Contribution. If BC Manager or any Manager Sub incurs liability to any “Person” (as defined in the Trust Agreement) for its own willful misconduct, bad faith, fraud or gross negligence arising from actions, inactions or events occurring during a time that the BC Advisor is performing the Services hereunder, then BC Advisor shall promptly pay to BC Manager, BC Advisor’s proportionate share of any amounts required to be paid by BC Manager with respect to such liabilities, in proportion to the relevant fault of BC Advisor on the one hand, and BC Manager and/or Manager Sub on the other hand.
20.    Effective Date. BC Manager and BC Advisor agree that this Agreement shall be effective as of the date hereof.
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Post-Effective Amendment No. 10 to Form S-11
Exhibit 10.30

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

BC EXCHANGE MANAGER LLC,
a Delaware limited liability company

By: Black Creek Diversified Property
Operating Partnership LP, a Delaware
limited partnership, its sole member

By: Black Creek Diversified Property Fund
Inc., a Maryland corporation, its general
partner

By: /s/ M. Kirk Scott
M. Kirk Scott
Managing Director, Chief Financial Officer and Treasurer

BC EXCHANGE ADVISOR LLC,
a Delaware limited liability company

By: /s/ Gary M. Reiff
Gary M. Reiff
Chief Administrative Officer and Chief Legal Officer

[Signature Page to Agreement]